Exhibit 10.13

MEDTRONIC PLC

CAPITAL ACCUMULATION PLAN

DEFERRAL PROGRAM

(as restated generally effective January 26, 2015)

TABLE OF CONTENTS

			Page

ARTICLE 1 DEFERRED COMPENSATION ACCOUNT			1
Section	1.1	Establishment of Account	1
Section	1.2	Property of Company	1

ARTICLE 2 DEFINITIONS, GENDER, AND NUMBER			2
Section	2.1	Definitions	2
Section	2.2	Gender and Number	7

ARTICLE 3 PARTICIPATION			7
Section	3.1	Who May Participate	7
Section	3.2	Time and Conditions of Participation	7
Section	3.3	Termination and Suspension of Participation	7
Section	3.4	Missing Persons	7
Section	3.5	Relationship to Other Plans	7

ARTICLE 4 ENTRIES TO ACCOUNT			7
Section	4.1	Contributions	7
Section	4.2	Crediting Rate	10
Section	4.3	Vesting	10

ARTICLE 5 DISTRIBUTION OF ACCOUNTS			11
Section	5.1	Distribution of Elective Deferrals Accounts	11
Section	5.2	Distribution of Company Contribution Account	11
Section	5.3	Subsequent Election to Change Payment Terms	11
Section	5.4	Exception to Payment Terms	12
Section	5.5	Determination of Amount of Installment Payment	15

ARTICLE 6 SPECIAL RULES FOR DEFERRED STOCK UNIT ACCOUNTS			15

ARTICLE 7 CHANGE IN CONTROL PROVISIONS			16
Section	7.1	Application of Article 7	16
Section	7.2	Payments to and by the Trust	16
Section	7.3	Legal Fees and Expenses	16
Section	7.4	Late Payment and Additional Payment Provisions	16

ARTICLE 8 FUNDING			17
Section	8.1	Source of Benefits	17
Section	8.2	No Claim on Specific Assets	17

ARTICLE 9 ADMINISTRATION			17
Section	9.1	Administration	17
Section	9.2	Powers of Committee	17
Section	9.3	Actions of the Committee	17
Section	9.4	Delegation	18
Section	9.5	Reports and Records	18
Section	9.6	Claims Procedure	18

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ARTICLE 10 AMENDMENTS AND TERMINATION			19
Section	10.1	Amendments	19
Section	10.2	Termination	19

ARTICLE 11 MISCELLANEOUS			19
Section	11.1	No Guarantee of Employment or Contract to Perform Services	19
Section	11.2	Release	19
Section	11.3	Notices	19
Section	11.4	Nonalienation	19
Section	11.5	Withholding	20
Section	11.6	Captions	20
Section	11.7	Applicable Law	20
Section	11.8	Invalidity of Certain Provisions	20
Section	11.9	No Other Agreements	20
Section	11.10	Incapacity	20
Section	11.11	Electronic Media	20
Section	11.12	USERRA Compliance	20

SCHEDULE A			A-1

SCHEDULE B			B-1

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MEDTRONIC PLC

CAPITAL ACCUMULATION PLAN

DEFERRAL PROGRAM

(as restated generally effective January 26, 2015)

Medtronic, Inc., a Minnesota corporation (“Medtronic”), previously established the Medtronic, Inc. Capital Accumulation Plan Deferral Program (the “Plan”) for the benefit of the Eligible Employees of Medtronic and certain of its Affiliates, effective May 1, 1986. The Plan was most recently amended and restated effective January 1, 2008. On June 15, 2014, Medtronic entered into a Transaction Agreement with Covidien plc and the other parties named therein to acquire Covidien through the formation of a new holding company incorporated in Ireland that will be renamed Medtronic plc (the “Transaction”). In connection with the Transaction, Medtronic plc, an Irish public limited company (the “Company”) hereby adopts and amends and restates the Plan, effective January 26, 2015 (the “Restatement Date”).

This restatement applies, generally, to amounts deferred under the Plan on or after the Restatement Date, and to the payment of all amounts deferred under the Plan (whether such amounts were deferred before, on, or after the Restatement Date that have not yet been distributed as of the Restatement Date. Except as set forth in Article 6, no amount deferred under the Plan is intended to be “grandfathered” under Section 409A.

In the case of Participants who are employees, the Plan is intended to be (and shall be construed and administered as) an employee benefit pension plan under the provisions of ERISA, which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

The Plan is not intended to be qualified under Section 401(a) of the Code. The Plan, as restated herein, is subject to, and intended to comply with, Section 409A of the Code.

The obligation of the Company to make payments under the Plan constitutes an unsecured (but legally enforceable) promise of the Company to make such payments and no person, including any Participant or Beneficiary, shall have any lien, prior claim or other security interest in any property of the Company as a result of the Plan.

ARTICLE 1 DEFERRED	COMPENSATION ACCOUNT

Section 1.1 Establishment of Account. The Company shall establish one or more Accounts for each Participant which shall be utilized solely as a device to measure and determine the amount of deferred compensation to be paid under the Plan.

Section 1.2 Property of Company. Any amounts set aside for benefits payable under the Plan are the property of the Company, except, and to the extent, provided in the Trust.

ARTICLE 2	DEFINITIONS, GENDER, AND NUMBER

Section 2.1 Definitions. Whenever used in the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.

2.1.1 “Account” means a bookkeeping account established by the Company on its books and records to record and determine the benefits payable to a Participant or Beneficiary under the Plan. The Company shall establish a separate Account on behalf of a Participant for:

(a) Each Deferral Election Agreement entered into by the Participant pursuant to Section 4.1.1, termed an “Elective Deferral Account;”

(b) Each Company Contribution made on the Participant’s behalf pursuant to Section 4.1.2, termed a “Company Contribution Account;” and

(c) Each deferral of Stock Units made by the Participant under the Plan as in effect prior to January 1, 2005, as described in Article 6 herein, termed a “Deferred Stock Unit Account.”

The Committee may establish any number of sub-accounts on behalf of a Participant or Beneficiary as the Committee considers necessary or advisable for purposes of maintaining a proper accounting of amounts to be credited under the Plan on behalf of a Participant or Beneficiary.

2.1.2 “Affiliate” or “Affiliates” means the Company and any entity with which the Company would be considered a single employer under Section 414(b) of the Code (employees of controlled group of corporations) and Section 414(c) of the Code (employees of partnerships, proprietorships, etc., under common control).

2.1.3 “Base Salary,” of a Participant for any period, means the Participant’s total salary and wages from all Affiliates for such period, including any amount that would be included in the definition of Base Salary but for the individual’s election to defer some of his or her salary pursuant to the Plan or any other deferred compensation plan established by an Affiliate; but excluding disability pay and any other remuneration paid by Affiliates, such as overtime, incentive compensation, stock options, distributions of compensation previously deferred, restricted stock, allowances for expenses (including moving, travel expenses, and automobile allowances), and fringe benefits whether payable in cash or in a form other than cash. In the case of an individual who is a participant in a plan sponsored by an Affiliate that is described in Section 401(k), 125 or 132(f) of the Code, the term Base Salary shall include any amount that would be included in the definition of Base Salary but for the individual’s election to reduce his or her salary and have the amount of the reduction contributed to or used to purchase benefits under such plan. In the case of a Director, the term “Base Salary” shall mean the Director’s annual retainer, meeting fees, and any other amounts payable to the Director by the Company and its Affiliates for services performed as a Director, excluding any amounts distributable under the Plan or amounts not paid in cash.

2.1.4 “Beneficiary” or “Beneficiaries” means the persons or trusts designated by a Participant in writing pursuant to Section 5.4.1(b) of the Plan as being entitled to receive any benefit payable under the Plan by reason of the death of a Participant, or, in the absence of such designation, the persons specified in Section 5.4.1(c) of the Plan.

2.1.5 “Board” means the Board of Directors of the Company as constituted at the relevant time.

2.1.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time and any successor statute. References to a Code section shall be deemed to be to that section or to any successor to that section.

2.1.7 “Committee” means the Committee or individual appointed by the Compensation Committee of the Board (or any person or entity designated by the Committee) to administer the Plan pursuant to Section 9.4.

2.1.8 “Company” has the meaning set forth in the preamble.

2.1.9 “Compensation,” with respect to a Participant, for any period means the sum of such Participant’s Base Salary and Incentive Compensation for such period; provided, however, that no such amount shall be treated as Compensation if it is paid or payable in respect of services to any “non-qualified entity” within the meaning of Section 457A of the Code.

2.1.10 “Deferral Election Agreement” means the agreement described in Section 4.1.1 in which the Participant designates the amount of his or her Compensation, if any, that he or she wishes to contribute to the Plan and acknowledges and agrees to the terms of the Plan.

2.1.11 “Director” means a member of the Board who is not an employee of the Company.

2.1.12 “Domestic Relations Order” has the meaning set forth in Section 414(p)(1)(B) of the Code.

2.1.13 “Elective Deferral” means a contribution to the Plan made by a Participant pursuant to a Deferral Election Agreement that the Participant enters into with the Company. Elective Deferrals shall be made according to the terms of the Plan set forth in Section 4.1.1.

2.1.14 “Eligible Employee” means any United States employee who is: (a) an Officer or a Vice President of the Company or an Affiliate; (b) a member of the Sales Force of a Participating Affiliate whose Compensation for the Participating Affiliate’s fiscal year ending immediately prior to the date on which he or she first enters into a Deferral Election Agreement equals or exceeds the dollar amount set forth on Schedule A, hereto, which schedule may be revised from time to time by the Company’s Chief Executive Officer in his or her discretion; or (c) any individual designated as eligible to participate in the Plan by the Company’s Chief Executive Officer. Notwithstanding the preceding sentence, in order for an employee to be an “Eligible Employee,” he or she must be considered to be a member of a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(3), and 401(a)(1) of ERISA and rules established by the Committee. The Company may make such projections or estimates as it deems desirable in applying the eligibility requirements, and its determination shall be conclusive.

2.1.15 “Enrollment Period” means the period designated by the Company during which a Deferral Election Agreement may be entered into with respect to an Eligible Employee’s Compensation as described in Section 4.1.1. Generally, the Enrollment Period must end no later than the end of the calendar year before the calendar year (or in the case of a Director, the Company’s fiscal year) in which the services giving rise to the Compensation to be deferred are performed. As described in Section 4.1.1, an exception may be made to this requirement for individuals who first become eligible to participate in the Plan, and may be made in the case of Elective Deferrals from certain types of Incentive Compensation considered to be Performance-Based Compensation, as determined by the Committee from time to time. In addition, other exceptions may be made by the Company from time to time consistent with the requirements of Section 409A.

2.1.16 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute. References to an ERISA section shall be deemed to be to that section or to any successor to that section.

2.1.17 “Event” means an event of change in control of the Company, as defined in the Trust.

2.1.18 “Incentive Compensation,” of a Participant for any period, means the total remuneration of the Participant from all Affiliates for the period under the various incentive compensation programs maintained by Affiliates, including, but not limited to, commissions, the cash portion of the Medtronic, plc 2003 Long-Term Incentive Plan (or any successor thereto) and any amount that would be included in the definition of Incentive Compensation but for the individual’s election to defer some or all of his or her Incentive Compensation pursuant to the Plan or any other deferred compensation plan established by an Affiliate, but excluding any other type of remuneration paid by Affiliates, such as Base Salary, overtime, stock options, distributions of compensation previously deferred, restricted stock, allowances for expenses (including moving expenses, travel expenses, and automobile allowances), and fringe benefits whether payable in cash or in a form other than cash. In the case of an individual who is a participant in a plan sponsored by an Affiliate that is described in Section 401(k), 125 or 132(f) of the Code, the term Incentive Compensation shall include any amount that would be included in the definition of Incentive Compensation but for the individual’s election to reduce his or her Incentive Compensation and have the amount of the reduction contributed to or used to purchase benefits under such plan. The Committee shall designate from time to time those items of a Participant’s Compensation deemed to be Incentive Compensation.

2.1.19 “Officer or Vice President” means an employee who is either elected by the Board or appointed by the Company’s Chief Executive Officer to such position.

2.1.20 “Participant” means an individual who is eligible to participate in the Plan and who has satisfied the requirements set forth in Section 3.2.

2.1.21 “Participating Affiliate” or “Participating Affiliates” means the Company and such Affiliates as may be designated by the Chief Executive Officer of the Company, or his designee, from time to time.

2.1.22 “Performance-Based Compensation,” of a Participant for a period, means the Incentive Compensation of the Participant for such period where the amount of, or entitlement to, the Incentive Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-based compensation may include payment based on performance criteria that are not approved by the Board or the Compensation Committee of the Board or by the stockholders of the Company. Performance-Based Compensation does not include any amount or portion of any amount that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria are established.

2.1.23 “Plan” means the “Medtronic plc Capital Accumulation Plan Deferral Program,” as set forth herein and as amended or restated from time to time.

2.1.24 “Plan Year” means the 12-month period commencing each January 1 and ending the following December 31.

2.1.25 “Restatement Date” means January 26, 2015, the effective date of this restatement.

2.1.26 “Retirement,” of a Participant who is an Eligible Employee, means the Participant’s Separation from Service on or after the last day of the calendar month in which he or she attains age 55. In the case of a Director, “Retirement” shall mean the Participant’s Separation from Service for any reason.

2.1.27 “Sales Force” means employees of Participating Affiliates whose primary employment responsibilities involve selling the products manufactured by Participating Affiliates.

2.1.28 “Separation from Service” or “Separate from Service,” with respect to a Participant, means the Participant’s separation from service with all Affiliates, within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations under such section. Solely for this purpose, a Participant who is an Eligible Employee will be considered to have a Separation from Service when the Participant dies, retires, or otherwise has a termination of employment with all Affiliates. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with an Affiliate under an applicable statute or by contract. For purposes hereof, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for an Affiliate. If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the Company may substitute a 29-month period of absence for such six-month period.

Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Affiliate and the Participant reasonably anticipated that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee or independent contractor) will permanently decrease to no more than 40 percent of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for less than 36 months).

Notwithstanding anything in Section 2.1.2 to the contrary, in determining whether a Participant has had a Separation from Service with an Affiliate, an entity’s status as an “Affiliate” shall be determined substituting “50 percent” for “80 percent” each place it appears in Section 1563(a)(1),(2), and (3) and in Treasury Regulation Section 1.414(c)-2.

The Company shall have discretion to determine whether a Participant has experienced a Separation from Service in connection with an asset sale transaction entered into by the Company or an Affiliate, provided that such determination conforms to the requirements of Section 409A and the regulations and other guidance issued under such section, in which case the Company’s determination shall be binding on the Participant.

A Director is considered to have a Separation from Service when he or she ceases to perform services as a Director and the Company does not then anticipate that the Director will continue to perform services for any Affiliate. Notwithstanding the foregoing, if a Participant provides services both as a Director and an employee, the services provided as a Director are not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of the Plan contributions made with respect to services performed as an employee, and the services provided as an employee are not taken into account for purposes of determining whether the Participant has had a Separation from Service for purposes of Plan contributions made with respect to services performed as a Director.

2.1.29 “Section 409A” means section 409A of the Internal Revenue Code, as amended from time to time and any successor statute.

2.1.30 “Specified Employee” means an employee of an Affiliate who is subject to the six-month delay rule described in Section 409A(2)(B)(i) of the Code. The Company shall establish a written policy for identifying Specified Employees in a manner consistent with Section 409A, which policy may be amended by the Company from time to time as permitted by Section 409A.

2.1.31 “Stock” means the Company’s common stock $.10 par value per share (as such par value may be adjusted from time to time).

2.1.32 “Stock Unit” means a notational unit representing the right to receive a share of Stock.

2.1.33 “Trust” means the Medtronic plc Compensation Trust Agreement Number One, as may be amended from time to time.

Section 2.2 Gender and Number. Except as otherwise indicated by context, masculine terminology used herein also includes the feminine and neuter, and terms used in the singular may also include the plural.

ARTICLE 3 PARTICIPATION

Section 3.1 Who May Participate. Participation in the Plan is limited to Eligible Employees and Directors.

Section 3.2 Time and Conditions of Participation. An Eligible Employee or Director shall become a Participant only upon his or her compliance with such terms and conditions as the Committee may from time to time establish for the implementation of the Plan, including, but not limited to, any condition the Committee may deem necessary or appropriate for the Company to meet its obligations under the Plan.

Section 3.3 Termination and Suspension of Participation. Once an individual has become a Participant, participation shall continue until payment in full of all benefits to which the Participant or Beneficiary is entitled under the Plan.

Section 3.4 Missing Persons. Each Participant and Beneficiary entitled to receive benefits under the Plan shall be obligated to keep the Company informed of his or her current address until all Plan benefits that are due to be paid to the Participant or Beneficiary have been paid to him or her. If, after having made reasonable efforts to do so, the Company is unable to locate the Participant or Beneficiary for purposes of making a distribution, the Participant’s or Beneficiary’s Plan benefit will be forfeited. In no event will a Participant’s or Beneficiary’s benefit be paid to him or her later than the date otherwise required by the Plan.

Section 3.5 Relationship to Other Plans. Participation in the Plan shall not preclude participation of the Participant in any other fringe benefit program or plan sponsored by an Affiliate for which such Participant would otherwise be eligible.

ARTICLE 4 ENTRIES TO ACCOUNT

Section 4.1 Contributions.

4.1.1 Deferrals. A Participant may elect to reduce his or her Compensation for a Plan Year and have the amount of the reduction contributed to the Plan on the Participant’s behalf as an Elective Deferral. A Participant wishing to make an Elective Deferral under the Plan for a Plan Year shall enter into a Deferral Election Agreement during the Enrollment Period immediately preceding the Plan Year. A separate Deferral Election Agreement must be entered into for each Plan Year that a Participant wishes to make Elective Deferrals under the Plan. The Committee may require that a Participant enter into a separate Deferral Election Agreement for Base Compensation and Incentive Compensation that he or she wishes to defer and, if the Participant is eligible to receive more than one type of Incentive Compensation, that he or she enter into a separate Deferral Election Agreement for each type of Incentive Compensation he or she is eligible to receive. In order to be effective, the Deferral Election Agreement must be completed and submitted to the Company at the time and in the manner specified by the Committee, which may be no later than the last day of the Enrollment Period. The Company shall not accept Deferral Election Agreements entered into after the end of the Enrollment Period. Notwithstanding anything in this paragraph to the contrary, in the case of a Director, the Deferral Election Agreement will apply to the Company’s fiscal year that begins in the Plan Year immediately following the Enrollment Period.

For the Plan Year in which an individual first becomes eligible to participate in the Plan, the Committee may, in its discretion, allow the individual to enter into a Deferral Election Agreement within 30 days after he or she first becomes eligible. In order to be effective, the Deferral Election Agreement must be completed and submitted to the Committee on or before the 30-day period has elapsed. The Committee will not accept Deferral Election Agreements entered into after the 30-day period has elapsed. If the eligible individual fails to complete a Deferral Election Agreement by such time, he or she may enter into a Deferral Election Agreement during any succeeding Enrollment Period in accordance with the rules described in the preceding paragraph. For Compensation that is earned based upon a specified performance period (for example an annual bonus) where a Deferral Election Agreement is entered into in the first year of eligibility but after the beginning of the performance period, the Deferral Election Agreement must apply to Compensation paid for services performed after the Deferral Election Agreement is entered into. For this purpose, a Deferral Election Agreement will be deemed to apply to Compensation paid for services performed after the Deferral Election Agreement is entered into if the Deferral Election Agreement applies to no more than an amount equal to the total amount of the Compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the Deferral Election Agreement is entered into over the total number of days in the performance period. The term “Plan,” for purposes of this paragraph, means the Plan and any other plan required to be aggregated with the Plan pursuant to Section 409A and the regulations and other guidance under such section.

Except as otherwise specified in this Section 4.1.1, a Deferral Election Agreement will be effective to defer Compensation earned after the Deferral Election Agreement is entered into, and not before.

Deferral Election Agreements for Base Salary and Incentive Compensation other than Performance-Based Compensation must be completed and submitted to the Company at the time described above that is ordinarily applicable to Deferral Election Agreements (subject to the exception for individuals who are newly eligible to participate). Deferral Election Agreements for Incentive Compensation that is Performance-Based Compensation must be completed and submitted to the Company no later than six months before the end of the performance period for the Incentive Compensation; provided, however, that in order for such an election to be valid the Participant must perform services continuously from the beginning of the performance period (or the date the performance criteria are established, if later) through the date the Deferral Election Agreement is entered into, and provided, further, that in no event may a Deferral Election Agreement be effective to defer Incentive Compensation after the Incentive Compensation has become reasonably ascertainable. For purposes hereof, if Incentive Compensation is a specific or calculable amount, the Incentive Compensation is readily ascertainable if and when the amount is first substantially certain to be paid. If the Incentive Compensation is not a specific or calculable amount (for example, the amount may vary based upon the level of performance) the Incentive Compensation, or any portion thereof, is readily ascertainable when the amount is both calculable and substantially certain to be paid. Accordingly, in general, any minimum amount that is both calculable and substantially certain to be paid will be treated as readily ascertainable. The Committee shall determine from time to time whether an item of Incentive Compensation is considered Performance-Based Compensation for these purposes.

Each Deferral Election Agreement shall specify the amount of Compensation the Participant wishes to have deducted from his or her Compensation and contributed to the Plan by type and percentage or dollar amount, subject to the following rules:

(a) Base Compensation. Each Participant may elect to make an Elective Deferral under the Plan for each Plan Year (fiscal year of the Company, in the case of a Director) in an amount equal to any whole percentage or dollar amount not in excess of 50% (100% in the case of a Director) of his or her Base Compensation (determined on a pay period basis).

(b) Incentive Compensation. Each Participant may elect to make an Elective Deferral under the Plan for each Plan Year in an amount equal to any whole percentage or dollar amount not in excess of 100% of his or her Incentive Compensation.

(c) Minimum Elective Deferral. The Committee may from time to time establish a minimum amount that may be deferred by a Participant pursuant to this Section 4.1.1 for any Plan Year.

The Company shall establish an Elective Deferral Account for each Elective Deferral Agreement entered into by a Participant, and if more than one type of Compensation is deferred under a Deferral Election Agreement, for each separate type of Compensation deferred. Elective Deferrals made under the Elective Deferral Agreement shall be credited to the Account as soon as administratively reasonable after the Compensation would have been paid to the Participant had the Participant not elected to defer it under the Plan.

In general, a Deferral Election Agreement shall become irrevocable as of the last day of the Enrollment Period applicable to it. However, if a Participant incurs an “unforeseeable emergency,” as defined in Section 5.4.5(g), or becomes entitled to receive a hardship distribution pursuant to Treas. Reg. Sec. 1.401(k)-1(d)(3) after the Deferral Election Agreement otherwise becomes irrevocable, the Deferral Election Agreement shall be cancelled as of the date on which the Participant is determined to have incurred the unforeseeable emergency or becomes eligible to receive the hardship distribution and no further Elective Deferrals will be made under it. In addition, if a Participant becomes “disabled” (as defined below), the Company may, in its discretion, cancel the Participant’s Deferral Election Agreement then in effect, provided that such cancellation is made no later than end of the Plan Year, or if later, the 15th day of the third month following the date on which the Participant becomes disabled, and provided, further that the Company does not allow the Participant a direct or indirect election regarding the cancellation. For purposes of the preceding sentence, “disability” means any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

At the time a Participant enters into a Deferral Election Agreement, the Participant shall, as part of such agreement, elect the time, and if applicable the form, of distribution of the Elective Deferral Account or Accounts corresponding to the Deferral Election Agreement in accordance with Section 5.1.

Notwithstanding any other provision of the Plan, no amount may be deferred under the Plan if such deferral would violate the provisions of Section 457A of the Code by virtue of being paid or payable in respect of services to any “non-qualified entity” within the meaning of Section 457A of the Code.

4.1.2 Company Contributions. The Company may make a contribution to an Account under the Plan on behalf of one or more Eligible Employees or Directors in such amount and at such time and based upon such criteria as the Company, in its sole and absolute discretion, deems appropriate or desirable. The Company shall establish a separate Company Contribution Account for each Participant for each contribution made by the Company on the Participant’s behalf pursuant to this Section 4.1.2. The Company Contribution shall be credited to this Account at the time and in the manner specified by the Committee. At the time a Company Contributions Account is established, the Company shall specify the time and manner in which it will be distributed to the Participant.

Section 4.2 Crediting Rate. The Committee shall designate the manner in which a Participant’s Elective Deferral Accounts and Company Contribution Accounts are to be credited with gains and losses as described on Schedule B hereto, which Schedule may be amended from time to time in the Committee’s discretion. If the Committee designates specific investment funds to serve as an index for crediting gains and losses to such Accounts: (a) the Participant shall be entitled to designate which such fund or funds shall be used to measure gains and losses on such Accounts and to change such designation in accordance with rules established by the Committee (in which case, such change shall be effective prospectively); (b) the Accounts will be credited with gains and losses as if invested in such fund or funds in accordance with the Participant’s designation and the rules established by the Committee; and (c) the Committee may, in its sole discretion, eliminate any investment fund or funds previously designated by it, substitute a new investment fund or funds therefore, or add an investment fund or funds, at any time. If the Committee makes any such investment funds available for this purpose, the Company shall have no obligation to actually invest any amounts in any such investment funds.

Section 4.3 Vesting. Each Elective Deferral Account will be fully vested immediately. Each Company Contribution Account will vest in the manner specified by the Company at the time the Company Contribution Account is established.

ARTICLE 5 DISTRIBUTION OF ACCOUNTS

Section 5.1 Distribution of Elective Deferrals Accounts.

5.1.1 Time of Distribution. A Participant shall be entitled to elect whether distribution of an Elective Deferral Account shall begin at: (a) a specified future date, which must be at least five years after the first day of the Plan Year (or in the case of a Director, the first day of the Company’s fiscal year, and in the case of a deferral of Performance-Based Compensation, the first day of the last year of a performance cycle) to which the Deferral Election Agreement applies; or (b) the Participant’s Retirement. If the Participant elects to have distribution commence at a specified future date, the distribution commencement date must be specified in his or her Deferral Election Agreement in which case distribution will commence to the Participant no later than the end of the Plan Year, or if later, the 15th day of the third calendar month, following the specified date. If the Participant elects to have distributions commence at his or her Retirement, distribution will commence to the Participant within 90 days after his or her Retirement. If the Participant does not specify the distribution commencement date of an Elective Deferral Account, the Participant will be deemed to have elected to have distribution of the Elective Deferral Account commence at his or her Retirement.

5.1.2 Form of Distribution. If a Participant elects to have distribution of an Elective Deferral Account commence at a specified date, the Elective Deferral Account will be distributed to the Participant in a lump sum. If the Participant elects to have distribution of an Elective Deferral Account commence at Retirement, the Participant shall elect the form of distribution from those specified below:

(a)	lump sum; or

(b)	monthly installments over five, ten or 15 years.

Section 5.2 Distribution of Company Contribution Account. Distribution to a Participant of a Company Contribution Account shall be made at the time and in the manner specified by the Company at the time the Participant first has a legally binding right to the amounts credited to the Account, subject to Sections 5.3 and 5.4.

Section 5.3 Subsequent Election to Change Payment Terms. A Participant may modify a Deferral Election Agreement, and the distribution terms specified by the Company with respect to a Company Contribution Account, to postpone the distribution commencement date of the Account to a later date and, in the case of an Account whose distribution is scheduled to commence at Retirement, change the form of distribution to another form permitted under Section 5.1.2. In order to be effective, the requested modification must: (a) be in writing and be submitted to the Company at the time and in the manner specified by the Committee; (b) not take effect for at least 12 months from the date on which it is submitted to the Company; (c) in the case of an Account whose distribution is scheduled to commence at a specified date pursuant to clause (a) of Section 5.1.1, be submitted to the Company at least 12 months prior to the specified date; and (d) specify a new distribution commencement date that is no earlier than five years after the date distribution would otherwise have commenced. For purposes hereof, if the “specified date” referred to in clause (a) of Section 5.1.1 is a Plan Year rather than a specified date within a Plan Year, the “specified date” shall be deemed to be the first day of the Plan Year.

Section 5.4 Exception to Payment Terms. Notwithstanding anything in this Article 5 or a Participant’s Deferral Election Agreement to the contrary, the following terms, if applicable, shall apply to the payment of a Participant’s Elective Deferral Accounts and Company Contribution Accounts.

5.4.1 Death.

(a) Time and Form of Payment. In the event a Participant dies while there are amounts remaining in an Account, the Account (or the remaining balance of the Account if distributions have commenced) shall be paid to the Participant’s Beneficiary in a lump sum within 90 days after the Participant’s death.

(b) Designation by Participant. Each Participant has the right to designate primary and contingent Beneficiaries for death benefits payable under the Plan. Such Beneficiaries may be individuals or trusts for the benefit of individuals. A Beneficiary designation by a Participant shall be in writing on a form acceptable to the Committee and shall only be effective upon delivery to the Company. A Beneficiary designation may be revoked by a Participant at any time by delivering to the Company either written notice of revocation or a new Beneficiary designation form. The Beneficiary designation form last delivered to the Company prior to the death of a Participant shall control.

(c) Failure to Designate Beneficiary. In the event there is no Beneficiary designation on file with the Company at the Participant’s death, or if all Beneficiaries designated by a Participant have predeceased the Participant, any benefits payable pursuant to this Section 5.4.1 will be paid to the Participant’s surviving spouse, if living; or if the Participant does not leave a surviving spouse, to the Participant’s surviving issue by right of representation; or, if there are no such surviving issue, to the Participant’s estate.

5.4.2 Separation from Service. If a Participant has a Separation from Service other than due to Retirement or death, the Participant shall receive the balance in each of his or her Accounts in the form of monthly installments over a five-year period, regardless of any payment election the Participant may have made under the Plan. Payments pursuant to this Section 5.4.2 shall commence within 90 days after the Participant’s Separation from Service.

5.4.3 Small Account Balances. If at any time the present value of any benefit under the Plan that would be considered a “single plan” under Treasury Regulation Section 1.409A-1(c)(2) together with the present value of any benefit required to be aggregated with such benefit under Treasury Regulation Section 1.409A-1(c)(2), is less than the dollar limit set forth in Section 402(g) of the Code, the Company may, in its discretion, distribute such benefit (or benefits) to the Participant in the form of a lump sum, provided that the payment results in the liquidation of the entirety of the Participant’s interest under the “single plan,” including all benefits required to be aggregated as part of the “single plan” under Treasury Regulation Section 1.409A-1(c)(2).

5.4.4 Delay in Distributions.

(a) Except as set forth in Section 5.4.5, if a Participant is a Specified Employee as of the date of his or her Separation from Service, any distributions that under the terms of the Plan are to commence to the Participant on his or her Separation from Service (“separation distributions”) shall commence within 90 days after the Participant’s “delayed distribution date” (as defined below). In this case, the Company shall, in its discretion, determine whether the first separation distribution to the Participant shall include the aggregate amount of any separation distributions that, but for this paragraph (a), would have been paid to the Participant from the date of his or her Separation from Service until the delayed distribution date, or whether each separation distribution shall be delayed for six months. For purposes of this paragraph (a), a Specified Employee’s “delayed distribution date” is the first day of the seventh month following the Participant’s Separation from Service, or if earlier, the date of the Participant’s death.

(b) A payment under the Plan may be delayed by the Company under any of the following circumstances so long as all payments to similarly situated Participants are treated on a reasonably consistent basis:

(i) The Company reasonably anticipates that if such payment were made as scheduled, the Company’s deduction with respect to such payment would not be permitted under Section 162(m) of the Code, provided that the payment is made either during the first Plan Year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Section 162(m) or during the period beginning with the date of the Participant’s Separation from Service and ending on the later of the last day of the Company’s fiscal year in which the Participant has a Separation from Service or the 15th day of the third month following the Separation from Service.

(ii) The Company reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law, provided that the payment is made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation.

(iii) Upon such other events as determined by the Company and according to such terms as are consistent with Section 409A or are prescribed by the Commissioner of Internal Revenue.

5.4.5 Acceleration of Distributions. The Company may, in its discretion, distribute all or a portion of a Participant’s Accounts at an earlier time and in a different form than specified above in this Article 5 under the circumstances described below:

(a) As may be necessary to fulfill a Domestic Relations Order. Distributions pursuant to a Domestic Relations Order shall be made according to administrative procedures established by the Company.

(b) To the extent reasonably necessary to avoid the violation of ethics laws or conflict of interest laws pursuant to Section 1.409A-3(j)(ii) of the Treasury regulations.

(c) To pay FICA on amounts deferred under the Plan and the income tax resulting from such payment.

(d) To pay the amount required to be included in income as a result of the Plan’s failure to comply with Section 409A.

(e) If the Company determines, in its discretion, that it is advisable to liquidate the Plan in connection with a termination of the Plan pursuant to Section 10.2, subject to Article 7.

(f) As satisfaction of a debt of the Participant to an Affiliate, where such debt is incurred in the ordinary course of the service relationship between the Affiliate and the Participant, the entire amount of the reduction in any Plan Year does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(g) If the Participant has an unforeseeable emergency. For these purposes an “unforeseeable emergency” is a severe financial hardship to the Participant, resulting from an illness or accident of the Participant, the Participant’s spouse, the Beneficiary, or the Participant’s dependent (as defined in Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B) of the Code); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example, the imminent foreclosure of or eviction from the Participant’s primary residence may constitute an unforeseeable emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the cost of prescription drug medication, may constitute an unforeseeable emergency. Finally, the need to pay for funeral expenses of a spouse, Beneficiary, or a dependent (as defined in Section 152, without regard to 152(b)(1), (b)(2), and (d)(1)(B) of the Code) may also constitute an unforeseeable emergency. Except as otherwise provided in this paragraph (g), the purchase of a home and the payment of college tuition are not unforeseeable emergencies. Whether a Participant or Beneficiary is faced with an unforeseeable emergency permitting a distribution under this paragraph (g) is to be determined based on the relevant facts and circumstances of each case, but, in any case a distribution on account of an unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Elective Deferrals. Distributions because of an unforeseeable emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution). A determination of the amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available due to cancellation of the Participant’s Deferral Election Agreement pursuant to Section 4.1.1 as a result of this paragraph (g).

Notwithstanding anything in this Section 5.4.5 to the contrary, except for a Participant’s election to request a distribution due to an unforeseeable emergency under paragraph (g), above (which the Participant, in his or her discretion, may elect to make or not make), the Company shall not provide the Participant with discretion or a direct or indirect election regarding whether a payment is accelerated pursuant to this Section 5.4.5.

Section 5.5 Determination of Amount of Installment Payment. An Account to be distributed in the form of installments will be credited with gains and losses pursuant to Section 4.2 during the payout period. The dollar amount of each installment payment will be determined as follows. For the first Plan Year in which installment payments are to be made, the Account balance will be determined as of the distribution commencement date (taking into account any Elective Deferrals, vested Company contributions and gains and losses credited to the Account pursuant to Section 4.2 as of such date). For this year, the amount of each installment payment will be determined by dividing the Account balance, as so determined, by the total number of months that installment payments are required to be made to exhaust the Account. For each Plan Year thereafter, the dollar amount of each installment payment to be paid during the Plan Year will be determined once during the year, at the beginning of the Plan Year (the “Valuation Date”), by dividing the Account balance, determined as of the Valuation Date (taking into account gains and losses credited to the Account pursuant to Section 4.2 and payments that have been made from the Account as of such Valuation Date), by the total number of months remaining, determined as of such Valuation Date, that installment payments are required to be made to exhaust the Account.

ARTICLE 6	SPECIAL RULES FOR DEFERRED STOCK UNIT ACCOUNTS

Article 5 of the Plan, as in effect prior to January 1, 2005, permitted certain Participants to defer the gain they otherwise would have realized on the exercise of stock options granted to them by Medtronic and to convert that gain to the right to receive Stock at a future date, expressed in terms of Stock Units. Each deferral of Stock Units by a Participant was credited to a separate Deferred Stock Unit Account maintained by Medtronic on the Participant’s behalf under the Plan, which Account is credited with dividend equivalents in the manner determined by the Committee and distributed to the Participant at the time and manner elected by the Participant, subject to the terms of the Plan. Effective December 31, 2004, all deferrals of stock option gains ceased and no new Deferred Stock Unit Accounts were permitted to be established under the Plan. The Company shall continue to maintain and administer the Deferred Stock Unit Accounts established prior to January 1, 2005, according to Article 5 of the Plan as in effect immediately prior to January 1, 2005. The Deferred Stock Unit Accounts shall be treated as grandfathered under, and therefore not subject to, Section 409A of the Code.

ARTICLE 7	CHANGE IN CONTROL PROVISIONS

Section 7.1 Application of Article 7. To the extent applicable, the provisions of this Article 7 relating to an Event of change in control of the Company shall control, notwithstanding any other provision of the Plan to the contrary, and shall supersede any other provision of the Plan to the extent inconsistent with the provisions of this Article 7.

Section 7.2 Payments to and by the Trust. Pursuant to the terms of the Trust, the Company is required to make certain payments to the Trust if an Event occurs or if the Company determines that it is probable that an Event may occur. The obligation of the Company to make such payments shall be considered an obligation under the Plan; provided, however, that such obligation shall at all times be and remain subject to the terms of the Trust as in effect from time to time.

Section 7.3 Legal Fees and Expenses. The Company shall reimburse a Participant or his or her Beneficiary for all reasonable legal fees and expenses incurred by such Participant or Beneficiary after the date of an Event in seeking to obtain any right or benefit provided by the Plan; provided, however, that: (a) any such reimbursement shall be made during a period not to exceed 20 years following the date of the Event; (b) the amount eligible for reimbursement during a taxable year of the Participant or Beneficiary shall not affect the amount eligible for reimbursement in any other taxable year; (c) the reimbursement is made on or before the last day of the Participant’s or Beneficiary’s taxable year following the taxable year in which the legal fees and expenses are incurred; and (d) the right to reimbursement is not subject to liquidation or exchange for another benefit.

Section 7.4 Late Payment and Additional Payment Provisions. If, after the date of an Event, the Company delays a payment required to be made under the Plan past the final date that the payment was due to be made, the amount of each such delayed payment shall be credited with interest at the rate of five percent per year, compounded quarterly, from the date on which the distribution was required to be made under the terms of the Plan until the actual date of the distribution. In the event that this interest is to be credited for some period less than a full calendar quarter, the interest shall be determined and compounded for the fractional quarter. This interest represents a late payment penalty for the delay in payment and is intended to supplement any other interest or gains credited to a Participant’s Account under the Plan.

Any benefit payments made by the Company after the date on which a benefit distribution was required to be made under the terms of the Plan shall be applied first against the first due of such benefit distributions (with application first against any applicable late payment penalty and next against the benefit amount itself) until fully paid, and next against the next due of such payments in the same manner, and so forth, for purposes of calculating the late payment penalties hereunder.

In the event that payment of benefits has commenced to a Participant or Beneficiary prior to the date of an Event, then the date on which distribution was required to be made under the terms of the Plan shall be determined with reference to the payment provision that was in effect prior to the date of the Event. No adjustment may be made to any payment form which was in effect prior to the date of an Event with respect to any Account which would have the effect of delaying payments otherwise to be made under the payment form or otherwise increasing the period of time over which payments are to be made, except as elected by the Participant pursuant to the Plan.

Participants and their Beneficiaries shall be entitled to benefit payments under the Plan plus the late payment penalty referred to hereinabove first from the Trust and secondarily from the Company, as otherwise provided in Section 7.2.

ARTICLE 8	FUNDING

Section 8.1 Source of Benefits. All benefits under the Plan shall be paid when due by the Company out of its assets or from the Trust.

Section 8.2 No Claim on Specific Assets. No Participant shall be deemed to have, by virtue of being a Participant in the Plan, any claim on any specific assets of the Company such that the Participant would be subject to income taxation on his or her benefits under the Plan prior to distribution and the rights of Participants and Beneficiaries to benefits to which they are otherwise entitled under the Plan shall be those of an unsecured general creditor of the Company.

ARTICLE 9	ADMINISTRATION

Section 9.1 Administration. The Plan shall be administered by the Committee. The Company shall bear all administrative costs of the Plan other than those specifically charged to a Participant or Beneficiary.

Section 9.2 Powers of Committee. In addition to the other powers granted under the Plan, the Committee shall have all powers necessary to administer the Plan, including, without limitation, powers to:

(a) interpret the provisions of the Plan;

(b) establish and revise the method of accounting for the Plan and to maintain the Accounts; and

(c) establish rules for the administration of the Plan and to prescribe any forms required to administer the Plan.

Section 9.3 Actions of the Committee. Except as modified by the Board, the Committee (including any person or entity to whom the Committee has delegated duties, responsibilities or authority, to the extent of such delegation) has total and complete discretionary authority to determine conclusively for all parties all questions arising in the administration of the Plan, to interpret and construe the terms of the Plan, and to determine all questions of eligibility and status of employees, Participants and Beneficiaries under the Plan and their respective interests. Subject to the claims procedures of Section 9.6, all determinations, interpretations, rules and decisions of the Committee (including those made or established by any person or entity to whom the Committee has delegated duties, responsibilities or authority, if made or established pursuant to such delegation) are conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

Section 9.4 Delegation. The Committee, or any officer designated by the Committee, shall have the power to delegate specific duties and responsibilities to officers or other employees of the Company or other individuals or entities. Any delegation may be rescinded by the Committee at any time. Each person or entity to which a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.

Section 9.5 Reports and Records. The Committee, and those to whom the Committee has delegated duties under the Plan, shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.

Section 9.6 Claims Procedure. The Committee shall notify a Participant in writing within 90 days of the Participant’s written application for benefits of his or her eligibility or non-eligibility for benefits under the Plan. If the Committee determines that a Participant is not eligible for benefits or full benefits, the notice shall set forth: (a) the specific reasons for such denial; (b) a specific reference to the provision of the Plan on which the denial is based; (c) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed; and (d) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Participant wishes to have his or her claim reviewed. If the Committee determines that there are special circumstances requiring additional time to make a decision, the Committee shall notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period. If a Participant is determined by the Committee to be not eligible for benefits, or if the Participant believes that he or she is entitled to greater or different benefits, the Participant shall have the opportunity to have his or her claim reviewed by the Committee by filing a petition for review with the Committee within 60 days after receipt by the Participant of the notice issued by the Committee. If a Participant does not appeal on time, the Participant will lose the right to appeal the denial and the right to file suit under ERISA, and the Participant will have failed to exhaust the Plan’s internal administrative appeal process, which is generally a prerequisite to bringing suit. Said petition shall state the specific reasons the Participant believes he or she is entitled to benefits or greater or different benefits. Within 60 days after receipt by the Committee of said petition, the Committee shall afford the Participant (and his or her counsel, if any) an opportunity to present the Participant’s position to the Committee orally or in writing, and the Participant (or his or her counsel) shall have the right to review the pertinent documents, and the Committee shall notify the Participant of its decision in writing within said 60-day period, stating specifically the basis of the decision written in a manner calculated to be understood by the Participant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Committee, but notice of this deferral shall be given to the Participant. In the event an appeal of a denial of a claim for benefits is denied, any lawsuit to challenge the denial of such claim must be brought within one year of the date the Committee has rendered a final decision on the appeal.

ARTICLE 10	AMENDMENTS AND TERMINATION

Section 10.1 Amendments. The Company, by action of the Compensation Committee of the Board, or the Chief Executive Officer or the Senior Vice President of Human Resources of the Company, to the extent authorized by the Compensation Committee of the Board, may amend the Plan, in whole or in part, at any time and from time to time. Any such amendment shall be filed with the Plan documents. No amendment, however, may be effective to reduce a Participant’s vested Account balances immediately before the date of such amendment, except that the Company may change investment funds pursuant to Section 4.2.

Section 10.2 Termination. The Company reserves the right to terminate the Plan at any time by action of the Compensation Committee of the Board. Upon termination of the Plan, all Elective Deferrals and Company contributions will cease and no future Elective Deferrals or Company contributions will be made. Termination of the Plan shall not operate to eliminate or reduce a Participant’s vested Account balances.

If the Plan is terminated, payments from the Accounts of all Participants and Beneficiaries shall be made at the time and in the manner specified in Articles 5 and 6, except as otherwise determined by the Company at the time of termination, subject to Article 7 and to the requirements of Section 409A.

ARTICLE 11	MISCELLANEOUS

Section 11.1 No Guarantee of Employment or Contract to Perform Services. Neither the adoption and maintenance of the Plan nor the execution by the Company of a Deferral Election Agreement with any Participant shall be deemed to be a contract of employment or for the performance of services between an Affiliate and any Participant. Nothing contained herein shall give any Participant the right to be retained in the employ of an Affiliate or to perform services for an Affiliate, or to interfere with the right of an Affiliate to discharge any Participant at any time; nor shall it give an Affiliate the right to require any Participant to remain in its employ or to perform services for it or to interfere with the Participant’s right to terminate his or her employment or performance of services at any time.

Section 11.2 Release. Any payment of benefits to or for the benefit of a Participant or a Participant’s Beneficiary that is made in good faith by the Company in accordance with the Company’s interpretation of its obligations under the Plan shall be in full satisfaction of all claims against the Company for benefits under the Plan to the extent of such payment.

Section 11.3 Notices. Any notice permitted or required under the Plan shall be in writing and shall be hand-delivered or sent, postage prepaid, by first class mail, or by certified or registered mail with return receipt requested, to the principal office of the Company, if to the Company, or to the address last shown on the records of the Company, if to a Participant or Beneficiary. Any such notice shall be effective as of the date of hand-delivery or mailing.

Section 11.4 Nonalienation. No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, levy, attachment, or encumbrance of any kind by any Participant or Beneficiary, except with respect to a Domestic Relations Order.

Section 11.5 Withholding. The Company may withhold from any payment of benefits or other compensation payable to a Participant or Beneficiary, or the Company may direct the trustee of the Trust to withhold from any payment of benefits to a Participant or Beneficiary, such amounts as the Company determines are reasonably necessary to pay any taxes or other amounts required to be withheld under applicable law.

Section 11.6 Captions. Article and section headings and captions are provided for purposes of reference and convenience only and shall not be relied upon in any way to construe, define, modify, limit, or extend the scope of any provision of the Plan.

Section 11.7 Applicable Law. The Plan and all rights under the Plan shall be governed by and construed according to the laws of the State of Minnesota, except to the extent such laws are preempted by the laws of the United States of America.

Section 11.8 Invalidity of Certain Provisions. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed and enforced as if such provision had not been included. The Plan is intended to comply in form and operation with Sections 409A and 457A of the Code, and shall be construed accordingly. If any provision of the Plan does not conform to the requirements of Sections 409A and 457A of the Code, the Plan shall be construed and enforced as if such provision had not been included.

Section 11.9 No Other Agreements. The terms and conditions set forth herein constitute the entire understanding of the Company and the Participants with respect to the matters addressed herein.

Section 11.10 Incapacity. In the event that any Participant is unable to care for his or her affairs because of illness or accident, any payment due may be paid to the Participant’s spouse, parent, brother, sister or other person deemed by the Committee to have incurred expenses for the care of such Participant, unless a duly qualified guardian or other legal representative has been appointed.

Section 11.11 Electronic Media. Notwithstanding anything in the Plan to the contrary, but subject to the requirements of ERISA, the Code, or other applicable law, any action or communication otherwise required to be taken or made in writing by a Participant or Beneficiary or by the Company or Committee shall be effective if accomplished by another method or methods required or made available by the Company or Committee, or their agent, with respect to that action or communication, including e-mail, telephone response systems, intranet systems, or the Internet.

Section 11.12 USERRA Compliance. The Participant and Company deferral and payment election requirements set forth in the Plan are deemed met to the extent a deferral election or payment election is provided to satisfy the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended.

SCHEDULE A

Minimum Compensation Level of Sales Force Members Considered to be

“Eligible Employees” Under the Plan

The minimum compensation level is the annual limit on compensation that can be taken into account for purposes of qualified retirement plans under Section 401(a)(17) of the Internal Revenue Code (as may be adjusted from time to time for cost of living pursuant to Section 401(a)(17)(B) of the Internal Revenue Code).

A-1

SCHEDULE B

Manner of Crediting Gains and Losses to Elective Deferral Accounts and

Company Contribution Accounts Pursuant to Section 4.2

The Accounts of all Participants shall be credited with gains and losses as if invested in one or more of the investments funds listed below that are selected by the Company and communicated to the Participants from time to time, in the proportions designated by a Participant on an investment election form submitted to the Company by the Participant. The investment election form shall be submitted to the Company in the form and manner specified by the Committee, which may be electronically pursuant to Section 11.11. Until and unless changed by the Committee, Participants shall be permitted to change investment elections, generally, on a daily basis.

Medtronic Interest Income Fund

Vanguard Total Bond Market Index Fund

Vanguard Wellington Fund

Vanguard 500 Index Fund

Vanguard Windsor II Fund

Vanguard U.S. Growth Fund

Vanguard PRIMECAP Fund

Vanguard Extended Market Index Fund

Vanguard Explorer Fund

Vanguard International Growth Fund

Medtronic plc Stock Fund

Notwithstanding anything in this Schedule B to the contrary, the Accounts of Participants who have commenced distributions prior to January 1, 2006, shall continue to be credited with interest in the manner set forth in the Plan, as in effective prior to the Restatement Date.

B-1